SCHEDULE A

                     Affiliates of Foamex International Inc.



       FJGP Inc.
       Foamex-JPS Automotive L.P.
       Foamex-JPS Capital Corporation
       FMXI, Inc.
       Foamex L.P.
       General Felt Industries, Inc.
       Foamex Aviation, Inc.
       Foamex Fibers, Inc.
       Foamex Canada Inc.
       Foamex Capital Corporation
       Foamex Latin America, Inc.
       Foamex Mexico, Inc.
       Foamex Mexico II, Inc.
       Foamex de Mexico S.A. de C.V.
       Transformacion de Espumas, S.A. de C.V. ("TEFSA")
       Colochones y de Todo en Espuma, S.A. de C.V. ("CTE")
       Foamex Delaware, Inc. (formerly Foamex Brazil)
       Foamex do Brazil Industria e Comercia LTDA